Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and among Scott P. Sider (hereinafter “Sider” or “Employee”), Hertz Global Holdings, Inc. and The Hertz Corporation (hereinafter, together with their subsidiaries and divisions, “Hertz”, the “Company” or the “Companies”), duly acting under the authority of its officers and directors.

WHEREAS, Sider and the Companies acknowledge the existence of the Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Severance Plan”); and

WHEREAS, Sider desires to retire from the Companies and his position as Group President of Rent-A-Car Americas; and

WHEREAS, the parties have mutually agreed upon the following payments, benefits and other terms and conditions relating to the termination of Sider’s employment with the Companies due to Sider’s retirement from the Companies.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein, which Sider and the Companies agree constitute good and valuable consideration, the parties stipulate and do mutually agree as follows:

1.                                      Resignation from Office.  Sider hereby resigns (due to retirement) from his position as Group President of Rent-A-Car Americas, effective as of the date of this Agreement. Sider hereby resigns from all director, officer or other positions he holds on behalf of the Companies (which for the avoidance of doubt and in conformity with the definition of “Companies” shall include Hertz Global Holdings, Inc., The Hertz Corporation and all of their subsidiaries and divisions), effective as of the date of this Agreement. Sider agrees to sign all appropriate documentation, if any, prepared by the Companies to facilitate these resignations.

2.                                      Employment Status/Separation.  Sider and the Companies hereby agree that Sider’s employment with the Companies is terminated effective as of the date of this Agreement (the “Separation Date”) and, except as otherwise specifically provided in this Agreement, neither Sider nor the Companies shall have any further rights, obligations, or duties under any agreement or arrangement as of the date of this Agreement.

3.                                      Accrued Obligations and Vested Benefits.  Sider is entitled to receive the following accrued obligations, which shall be paid no later than the next regularly scheduled payroll date after the Separation Date:  (i) all salary earned or accrued but not yet paid through the Separation Date; (ii) reimbursement for any and all business expenses incurred prior to the Separation Date, subject to the terms of the Company’s reimbursement policy, (iii) payment for any earned and accrued, but unused vacation days; (iv) a $10,000 relocation payment; and (v) any other benefits required by law.  In addition, Sider is fully vested in The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Hertz Retirement Plan”), The Hertz Corporation Benefit Equalization Plan (“BEP”), and The Hertz Corporation Income Savings Plan (“401(k) Plan”) in accordance with the terms of those plans now in effect.  The current account balance/monthly benefit and payment elections for such plans are set forth on Exhibit A attached hereto.

4.                                      Severance Benefits.  Provided that Sider signs and does not timely revoke this Agreement and complies with the terms of this Agreement, Hertz shall provide Sider with the following additional benefits:

a.                                      Severance Payments.  The equivalent of 2 times the sum of Sider’s base salary plus Bonus (as defined in the Severance Plan) for a total gross amount of $2,656,953.66, paid to Sider in amounts after the Separation Date at the following times and in the following manner: (i) no severance payments shall be made to Sider during the period beginning on the Separation Date and ending on the six-month anniversary of such date or, if earlier, the date of Sider’s death, (ii) on the first Company payroll date after the six-month anniversary of the Separation Date or, if earlier, the date of Sider’s death, a gross lump sum equivalent to 6 months of severance payments ($664,238.42), plus interest on the foregoing amount from the Separation Date to the payment date at the applicable federal rate for instruments of less than one year, shall be paid to Sider, and (iii) an amount equivalent to 18 months of severance payments ($1,992,715.24) shall be paid to Sider in equal installments on the Company’s regular payroll cycles over the eighteen month period following the six-month anniversary of the Separation Date (provided, in the event of Sider’s death prior to payment of all installments, any remaining unpaid installments shall be in a gross lump sum to Sider’s estate on Sider’s death).

b.                                      Equity Awards.  (i) The options (“Options”) to purchase shares of common stock of Hertz Global Holdings, Inc. issued to Sider pursuant to the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) that would have vested on or before March 31, 2015, if Sider had remained employed by Hertz through March 31, 2015, shall vest immediately as of the eighth (8th) day following the date Employee executes this Agreement and has not revoked this Agreement, (ii) the performance stock units (“Performance Stock Units”) awarded to Sider under the Omnibus Plan that would have vested on or before March 31, 2015, if Sider had remained employed by Hertz through March 31, 2015, shall vest on the date the Compensation Committees of the Companies (the “Compensation Committees”) certify the applicable 2014 performance criteria with respect to the Performance Stock Units, and (iii) the price-vested stock units (“Price-Vested Stock Units”) awarded to Sider under the Omnibus Plan that would have vested on or before March 31, 2015, if Sider had remained employed by Hertz through March 31, 2015, shall vest on the date the Compensation Committees certify the applicable performance criteria with respect to the Price-Vested Stock Units.  The date the Compensation Committees certify the applicable performance criteria for the Performance Stock Units and Price-Vested Stock Units in accordance with clauses (ii) and (iii) above is referred to as the “Certification Date”. For the avoidance of doubt, (w) Performance Stock Units granted in 2013 based on Corporate EBITDA shall be earned on the basis of the Companies’ 2013 Corporate EBITDA or, if higher, combined 2013-2014 Corporate EBITDA, (x) Performance Stock Units granted in 2014 based on Corporate EBITDA and with a two-year performance period of 2014-2015 shall be earned solely on the basis of the Companies’ 2014 Corporate EBITDA, (y) Performance Stock Units granted in 2014 based on Corporate EBITDA margin shall be earned on the basis of the Companies’ 2014 Corporate EBITDA margin and (z) Price-Vested Stock Units granted in 2012 shall be earned based on the Company’s 20-day average trailing stock price as of March 6, 2015. If the Performance Stock Units earned pursuant to clause (w) for combined 2013-2014 Corporate EBITDA exceed the Performance Stock Units earned on the basis of 2013 Corporate EBITDA alone, any additional Performance Stock Units shall be deemed to have been earned ratably across the vesting tranches (i.e. Sider would be entitled to one-third of such additional Performance Stock Units for each of the 2014 and 2015 vesting dates but would not be entitled to the one-third of such additional Performance Stock Units that otherwise would have vested in 2016 had Sider remained an employee of the Companies until such date). All of Sider’s vested Options, including those Options set forth herein, shall be exercisable through the later of (i) August 18, 2016 or (ii) the 90th day following the date on which the Companies become current in their respective periodic reporting requirements under the Securities Exchange Act of 1934, in each case in accordance with the terms of the Omnibus Plan, as applicable, and any applicable award agreement, after which any Options not exercised shall be canceled. Except as set forth above, all of Sider’s unvested Options shall terminate as of the Separation Date. All earned Performance Stock Units and Price-Vested Stock Units awarded to Sider under the Omnibus Plan that vest pursuant to this Agreement shall be settled as promptly as practicable after the Certification Date, and all other Performance Stock Units and Price-Vested Stock Units shall be canceled on the Certification Date. A chart identifying Sider’s vested Options, Performance Stock Units and Price-Vested Stock Units is attached hereto as Exhibit A.

c.                                       Bonus.  Sider will be considered eligible for 63% of his 2014 bonus which is the pro-rated portion based on calendar days Sider worked in 2014.  In order to calculate Sider’s 2014 bonus, his individual performance modifier will be 100% and the applicable corporate performance modifier and business unit modifier will be the same percentages that the Compensation Committees determine under the terms of the bonus plan for other Company executives.  This pro-rated bonus amount shall be paid to Sider at the same time as other Company executives are generally paid such bonuses under the terms of the bonus plan.

d.                                      Outplacement Services.  In lieu of outplacement services, the Company will pay Sider a lump sum of $25,000 within 30 days of the Separation Date, to use for outplacement assistance or in any other manner that Sider sees fit.

e.                                       Car Privileges & Retiree Car Plan.  Sider will be provided continued car privileges beginning on the Separation Date and continuing for a period of twenty-four months thereafter, in accordance with the same terms and conditions that were in effect on the Separation Date.  Notwithstanding any eligibility provision in the Company’s post-retirement assigned car benefit plan (the “Retiree Car Plan”), Sider shall be eligible to participate in the Retiree Car Plan after the Separation Date pursuant to the terms of the Retiree Car Plan.

f.                                        Health Plan Coverage.  The Company will provide Sider and his dependents with continued medical, dental and vision benefits under its health insurance plans for 24 months following the Separation Date (the “health and welfare benefits”). If Sider makes timely application for such health and welfare benefits, the Company will pay the premiums for such coverage to the same extent paid by the Company immediately prior to the Separation Date through the two-year anniversary of the Separation Date, or the date on which Sider becomes eligible for health insurance coverage through a new employer, whichever is earlier. If Sider becomes employed with a new employer prior to the two-year anniversary of the Separation Date, Sider agrees to notify the Company within 30 days of becoming eligible for health insurance benefits through his new employer. It is the intent of the parties that Sider’s benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any similar state law begin to run on the Separation Date.

g.                                       SERP II.  Notwithstanding any provision in The Hertz Corporation Supplemental Retirement Plan (“SERP II”) to the contrary, Sider shall be fully vested as of his Separation Date in his SERP II benefits.  For the avoidance of doubt, (i) Sider would not be vested in his SERP II benefits in the absence of this Agreement, (ii) Sider’s benefit amount payable under the SERP II shall be determined pursuant to the terms of the SERP II based on his applicable service through the Separation Date, and (iii) such SERP II benefit amount shall be payable at such time as otherwise provided by the terms of the SERP II (assuming he had otherwise continued to be employed to age 55 and then terminated employment).  The current benefit and payment elections for the SERP II are set forth on Exhibit A attached hereto.

Sider acknowledges and agrees that the consideration set forth in this Section 4 constitutes satisfaction and accord for any obligations due and owing to him pursuant to any employment agreement or other arrangement with the Companies.  Sider acknowledges and agrees that, unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Section 4.

5.                                      Waiver and Release.

a.                                      In exchange for receiving the monies and benefits described in Section 4 above, Sider does for himself and his heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries, and affiliated companies, and their respective successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Sider has, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including but not limited to under the Severance Plan, Sider’s Change in Control Severance Agreement, or any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the New Jersey Law Against Discrimination; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of Sider’s execution of this Agreement.

b.                                      In the event any claim or suit is filed on Sider’s behalf against any of the Released Parties by any person or entity, including but not limited to by the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, Sider hereby waives any and all rights to recover monetary damages or injunctive relief in his favor.

6.                                      Exceptions to Release.

a.                                      Sider does not waive or release (i) any claims under applicable workers’ compensation or unemployment laws; (ii) any rights which cannot be waived as a matter of law; (iii) the right to enforce the terms of this Agreement; (iv) the right to any vested retirement plan benefits (including but not limited to vested benefits under the Hertz Retirement Plan, the BEP, and the 401(k) Plan) or the right to any vested benefits under the Omnibus Plan; and (v) benefit continuation rights under COBRA.

b.                                      Nothing in this Agreement shall be construed to prohibit Sider from filing a charge with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Sider’s right to engage in such conduct.  Further, nothing in this Agreement shall be construed to prohibit Sider from filing suit under the Older Workers Benefit Protection Act to challenge the enforceability of the release herein as to claims under the Age Discrimination in Employment Act.

7.                                      Company Property.

a.                                      Within 5 business days following the Separation Date, Sider shall return to the Company all Company property in Sider’s possession or control, including but not limited to, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, business contracts and proposals, business files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Sider received, had access to or had in his possession, prepared or helped prepare in connection with Sider’s employment with the Companies and Sider shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.  The term “Company Information” as used in this Agreement means (a) confidential information of the Companies including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business, or financial information of the Companies, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Companies.

b.                                      Sider acknowledges that in the course of his employment with the Companies, Sider has acquired Company Information as defined above and that such Company Information has been disclosed to Sider in confidence and for the Company’s use only.  Sider shall: (a) keep such Company Information strictly confidential; and (b) not disclose, communicate or use Company Information on Sider’s behalf, or on behalf of any third party; provided, that nothing shall prevent Sider from disclosing, communicating or using Company Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Companies, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Sider to disclose, communicate or use such Company Information; provided, further, that Sider shall promptly notify the Companies of any such required disclosure, and shall cooperate with the Companies in all reasonable respects, so that the Companies may, at the Companies’ expense, seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the person receiving the information. In view of the nature of Sider’s employment and the nature of the Company Information which Sider has received during the course of employment, Sider agrees that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the trade secret status of such Company Information and to the Company, and that, therefore, the Company shall be entitled to seek an injunction prohibiting Sider from any such disclosure, attempted disclosure, violation, or threatened violation.

8.                                      Restrictive Covenants.

a.                                      Covenant Not To Compete.  Sider agrees and acknowledges that because of the nature of his position and the sensitive and confidential nature of the information he was privy to while at Hertz, that for a period of eighteen months beginning on the Separation Date, Sider agrees that he will not, as a principal, employer, stockholder, partner, agent, consultant, independent contractor, employee, or directly or indirectly in any other individual or representative capacity, in the United States, or any other country where the Companies currently do business:

i.                                          Directly or indirectly, without the Company’s prior written approval, engage in, continue in, or carry on a business competing with the business of the Company or any business substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm, or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto.  For purposes of this Agreement the terms “competing business” and “competitor” shall be defined as (x) any business primarily engaged in the rental, leasing or sharing of cars, crossovers or light trucks, (y) United Rentals, Inc. (and any successor company thereto) and its respective franchisees, subsidiaries and affiliates, and (z) Hertz Equipment Rental Corporation (and any successor company thereto, including any successor after the separation of such company from The Hertz Corporation) and its respective franchisees, subsidiaries and affiliates.  Companies within the criteria described in item (x) above include, but are not limited to, Enterprise Holdings, Avis Budget Group, Advantage Care Rental, FSNA, Macquarie Capital, , Ryder, U-Haul, Fox, Economy, Sixt, EuropeCar, Courier Car Rentals, Edge Auto Rentals, Midway Fleet Leasing, Angel Aerial, and Studio Services, and their respective franchisees, subsidiaries and affiliates;

ii.                                       Section 8(a)(i) shall not be deemed to restrict Sider from consulting or working for any competing business that also conducts business not conducted by the Company while Sider was employed by the Companies (“unrelated business”), so long as Sider’s role whether direct or indirect (e.g., supervisor) is solely with respect to such unrelated business; or

iii.                                    Except for an unrelated business as set forth in Section 8(a)(ii), consult with, advise, or assist in any way, whether or not for consideration, any corporation, partnership, firm, or other business organization which is now, becomes, or may become a competitor of the Company in any aspect of the Company’s business during Sider’s employment with the Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor.

b.                                      Nonsolicitation.  Sider further agrees that for a period of eighteen months after the Separation Date, he will not himself or in aid of or through others directly or indirectly: (i) attempt to solicit, divert or otherwise induce any current employee of the Companies at the level of manager or above to terminate or modify his or her employment relationship with the Companies or to have any such employee perform any services for or on behalf of another company; or (ii) induce any consultants, contractors, vendors, suppliers or business partners of the Companies to terminate or modify their relationship with the Companies.  This Section 8(b) shall not be deemed to be violated solely by (x) placing an advertisement or other general solicitation or (y) serving as a reference.

c.                                       Construction/Enforcement.  Sider and the Companies agree that the duration and geographic scope of the restrictive covenants set forth in this Section 8 are reasonable.  It is expressly agreed that if any restrictions set forth in Section 8 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall nevertheless remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business, geographical or temporal scope of such restrictions to any portion of the business or geographic areas or time period described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

9.                                      Fiduciary Duties.  Sider will retain his fiduciary responsibilities to the Companies to the extent provided by law.  In addition, Sider agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Company’s Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained therein.

Notwithstanding anything to the contrary in the Company’s Amended and Restated Compensation Recovery Policy Adopted February 19, 2014 (the “Company’s Compensation Recovery Policy) (or any successor or replacement policy), such claw back and compensation recovery provisions contained therein shall apply to the compensation, payments and benefits provided under Sections 4(b) and 4(g).  For the avoidance of doubt, the claw back and compensation recovery provisions contained in the Company’s Original Compensation Recovery Policy (defined below) shall not apply to the compensation, payments and benefits provided under Sections 4(b) and 4(g) since such items are being paid after February 19, 2014, but such items may be reduced to enforce any repayment obligation of Sider to the Companies under the Company’s Original Compensation Recovery Policy (provided such reduction shall not be permitted to the extent (i) such reduction violates Section 409A and (ii) Sider otherwise satisfies such repayment obligation).  The Companies acknowledge and agree that the claw back and compensation recovery provisions contained in the Company’s Compensation Recovery Policy (and any successor or replacement policy that would apply to this Section 9) may only be triggered if Sider engaged in gross negligence, fraud or willful misconduct (or, in the case of the applicability of the predecessor policy to the Company’s Compensation Recovery Policy that was adopted effective January 1, 2010 (the “Company’s Original Compensation Recovery Policy”), gross negligence, fraud or misconduct) that caused or contributed to the need for the restatement of the Company’s financial statements, and that Sider’s decisions unrelated to such financial statements while employed by the Companies regarding the operations of Rent-A-Car Americas (and its subsidiaries and affiliates) cannot be used as a basis for triggering such claw back and compensation recovery provisions.

For the avoidance of doubt, and to the extent permitted by law, the compensation, payments and benefits provided to Sider under Section 4 may be reduced to enforce any repayment obligation of Sider to the Companies under any claw back pursuant to the Company’s Compensation Recovery Policy (or any successor or replacement policy), and such claw back and compensation recovery provisions contained in the Company’s Original Compensation Recovery Policy, Omnibus Plan, any equity award agreement, or any bonus plan)(generally referred to herein as the “Compensation Recovery Items”).  As of the Separation Date, the Companies and Compensation Committees are not aware of any acts by Sider that would trigger the claw back and compensation recovery provisions contained in the Compensation Recovery Items.

Further, for the avoidance of doubt, nothing in this Agreement waives any rights Sider may have to challenge any future claw back pursuant to this Section 9 and/or the Company’s Compensation Recovery Policy and/or Compensation Recovery Items.

10.                               Representations of Employee.  Sider declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement.  Except as provided in Section 6(b) and subject to the provisions thereof, Sider agrees herein not to bring suit against the Companies for events occurring prior to the date of this Agreement and not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

11.                               Future Employment.  Sider agrees that he will not at any time in the future seek employment with Hertz and hereby waives any right that may accrue to him from any application for employment that he may make notwithstanding this provision.  By this Agreement, Sider intends to remove himself from consideration for future employment with Hertz and agrees that execution of this Agreement shall constitute good and sufficient cause to reject any application Sider may make for employment.  Sider understands and agrees that he has no right to any reinstatement or re-employment by Hertz at any time.  Nothing in this Agreement, however, shall preclude Hertz from offering or providing employment to Sider after the Separation Date.

12.                               Nondisparagement/References.  Sider agrees not to make negative comments or otherwise disparage the Companies or their respective officers, directors, other employees at the level of manager or above, or material shareholders in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation.  The Companies agree that the Companies will not, and the individuals holding the titles of Chief Executive Officer and Executive Vice President as of the date hereof and the members of the Boards of Directors of the Companies as of the date hereof will not, while employed by the Companies or serving as a director of the Companies, as the case may be, make negative comments about Sider or otherwise disparage Sider in any manner that is reasonably likely to be harmful to his business reputation or personal reputation.  The parties hereto will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  Sider shall direct any employment inquiries or requests for references only to Dennis Zeleny, Interim Chief Human Resources Officer. Nothing contained in this Section 12 shall prevent any party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law.

13.                               Cooperation.  During the three-year period following the Separation Date, Sider agrees to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while Sider was employed by the Companies and of which Sider has relevant knowledge.  Sider’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions, and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Company’s reasonable request responding to any inquiries about the particular matter.  Sider further agrees to reasonably cooperate and truthfully with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Sider was employed with the Company and of which Sider has relevant knowledge.  The Companies shall pay (or promptly reimburse Sider) (a) for any and all reasonable out-of-pocket expenses incurred by Sider in connection with such cooperation, and (b) a reasonable hourly rate to Sider for all time provided pursuant to this Section 13 in excess of 50 hours.

14.                               Indemnification.  Sider’s rights to indemnification under the By-laws of the Companies, as well as under other organizational documents, contractually or at law, shall continue with regard to actions or inactions by Sider while an officer and/or employee of the Companies.  In addition, the Companies shall continue to cover Sider under the directors’ and officers’ liability insurance policies of the Companies on the same basis as other officers and directors while liability exists with regard to such actions or inactions.

15.                               Miscellaneous.

a.                                      Denial of Wrongdoing.  The parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any party, and that the parties deny any liability and nothing in this Agreement can or shall be used by or against any party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself.  Hertz denies committing any wrongdoing or violating any legal duty with respect to Sider’s employment or the termination of his employment.

b.                                      Entire Agreement.  Sider further declares and represents that no promise, inducement, or agreement not herein expressed has been made to him; that this Agreement and the exhibits attached hereto contain the entire agreement among the parties, and that the terms of this Agreement are contractual and not a mere recital.  This Agreement may not be changed unless the change is in writing and signed by Sider and an authorized representative of each of the Companies.  Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.  Each plan or policy of the Companies referred to herein directly or by implication is incorporated herein only insofar as it does not contradict this Agreement (other than the Omnibus Plan). If any inconsistencies exist between this Agreement and any such plan or policy (other than the Omnibus Plan), this Agreement shall control.  If any inconsistencies exist between this Agreement and the Omnibus Plan, the Omnibus Plan shall control.  For the avoidance of doubt, nothing herein shall limit the application of the Compensation Recovery Items to any compensation, payments or benefits payable or paid to Sider pursuant to this Agreement or any other arrangement, agreement or plan.

c.                                       Severability.  Sider understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

d.                                      Successors and Assigns.  This Agreement shall be binding upon the Companies and Sider and their respective heirs, personal representatives, successors and assigns.  Sider may not assign any of his rights or obligations hereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the Company’s obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place.

e.                                       Injunctive Relief.  In the event of a breach or threatened breach of any provision of this Agreement, including but not limited to Sections 7, 8, 12 and 13 of this Agreement, Sider agrees that the Companies shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Companies may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

f.                                        Governing Law.  This Agreement shall be construed and enforced under the laws of the State of Florida without regard to its conflict of law rules.

16.                               Tax Matters.

a.                                      Withholding.  All payments and benefits provided hereunder shall be subject to applicable tax withholdings and other standard deductions.

b.                                      Code Section 409A.

i.                                          Compliance.  The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) so as to avoid the economic penalty provisions contained therein and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to maintain exemption from or compliance therewith.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Sider by Section 409A or any damages for failing to comply with Section 409A.

ii.                                       Termination as Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

iii.                                    Payments for Reimbursements, In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Sider incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

iv.                                   Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

17.                               Acceptance.  Sider further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

18.                               Revocation.  Sider further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to Dennis Zeleny, Interim Chief Human Resources Officer, The Hertz Corporation, 999 Vanderbilt Beach Road, 3rd Floor, Naples, Florida 34108, written notification of such revocation within the seven (7) day period.  If Sider does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”).

19.                               Legal Counsel.  Sider acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

IN WITNESS HEREOF, and intending to be legally bound, I have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO DENNIS ZELENY, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION.

/s/ Scott P. Sider
SCOTT P. SIDER

Date:	August 18, 2014

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ J. Jeffrey Zimmerman	By:	/s/ J. Jeffrey Zimmerman

Name:	J. Jeffrey Zimmerman	Name:	J. Jeffrey Zimmerman

Title:	E.V.P., G.C. & Secretary	Title:	E.V.P., G.C. & Secretary

Date:	August 18, 2014	Date:	August 18, 2014

EXHIBIT A

STOCK OPTIONS, PERFORMANCE STOCK UNITS AND

PRICE-VESTED STOCK UNITS

Stock Options		Strike		# Vesting by
Grant Date	# Outstanding	Price	# Vested	3/31/2015	# Forfeited

03/04/2010	78,362	$9.70	78,362	—	—
03/01/2011	110,759	$14.60	83,069	27,690	—

Performance Stock Units and Price-Vested Stock Units					# Vesting
Grant Date	Initial Units Granted	Payout Percentage	Adjusted Units	# Already Paid	By 3/31/2015	# Forfeited

03/06/2012	68,352	98.4%	67,258	44,838	22,420	—
03/06/2012	30,081	Note 1	30,081	—	30,081-	—
03/06/2012	30,082	Note 2	30,082	—	—	30,082
02/28/2013	72,540	Note 3	47,876	15,958	15,959	15,959
02/28/2013	31,088	100.0%	31,088	10,362	10,363	10,363
02/28/2013	6,690	100.0%	6,690	3,345	3,345	—
03/25/2014	43,696	Note 4	43,696	—	14,565	29,131
03/25/2014	18,727	Note 5	18,727	—	6,242	12,485

Notes:

1)             These price-vested stock units are eligible to vest in 2015 and the payout percentage will be based on the Company’s 20-day average trailing stock price at the third anniversary of the grant date.  For illustrative purposes of this Exhibit, 100.0% is used for payout percentage.

2)             These price-vested stock units do not vest until 2016.

3)             The initial payout percentage for these performance stock units are based on 2013 Corporate EBITDA performance which was 66.0%. The final payout percentage will be based on combined 2013-2014 Corporate EBITDA performance which is unknown as of the Separation Date.  For illustrative purposes of this Exhibit, 66.0% is used for payout percentage.  The vesting schedule for this grant was 33 1/3 % each year.

4)             The payout percentage for these performance stock units will be based on 2014 Corporate EBITDA performance which is unknown as of the Separation Date. For illustrative purposes of this Exhibit, 100.0% is used for payout percentage.  The vesting schedule for this grant was 33 1/3 % each year.

5)             The payout percentage for these performance stock units will be based on 2014 Corporate EBITDA Margin performance which is unknown as of the Separation Date. For illustrative purposes of this Exhibit, 100.0% is used for payout percentage.  The vesting schedule for this grant was 33 1/3 % each year.

EXHIBIT A CONTINUED

HERTZ RETIREMENT PLAN ESTIMATED BENEFITS PROJECTION

	Estimated Benefits As of November 1, 2015 ($)
Form of Payment	Hertz Retirement Plan	BEP	SERP II
Monthly Life Annuity	$1,934	N/A	N/A
Monthly Life Annuity with 5 Years Certain	$1,921	N/A	N/A
Monthly Cash Refund Annuity	$1,638	N/A	N/A
Lump Sum Distribution	$422,491	$419,809	$4,250,193

The estimated benefits payable under the above retirement plans are based on a number of assumptions, certain of which are described below.  Actual benefits payable will be determined using the applicable participant data, assumptions and provisions under the retirement plans at time of benefit determination/commencement (and, for the Hertz Retirement Plan, the applicable payment election made under the Hertz Retirement Plan).

Key Assumptions:

•                Estimated 2014 pensionable earnings of $844,014.

•                Benefit commencement date of November 1, 2015 (the earliest permitted payment date under the retirement plans).

•                Optional benefit forms are based on UP84 Mortality Table and a PBGC interest rate of 1.75%.  As indicated above, assumptions such as applicable interest rate may vary at the time of benefit commencement which may impact benefit amounts payable.

•                The BEP and SERP II benefits are shown payable as a lump sum based on previously submitted distribution elections, and the SERP II benefits are vested pursuant to the terms of the Agreement.

Key employees of publicly traded companies may not receive distributions of post-2004 nonqualified benefit accruals until at least six months following separation from service. Sider would be considered a key employee.

401(K) Plan

Sider’s account balance under the 401(k) Plan as of August 5, 2014 was approximately $806,900.  Actual benefits payable under the 401(k) Plan will depend on the value of Sider’s vested account balance at the time of distribution (and any outstanding loan amounts held under the 401(k) Plan at the time of distribution).